Exhibit 99.1

Denny’s, Inc. Deferred Compensation Plan As Amended and Restated Effective March 1, 2017

Article I
Establishment and Purpose	3

Article II
Definitions	3

Article III
Eligibility and Participation	11

Article IV
Deferrals	12

Article V
Company Contributions	14

Article VI
Benefits	15

Article VII
Modifications to Payment Schedules	19

Article VIII
Valuation of Account Balances; Investments	20

Article IX
Administration	21

Article X
Amendment and Termination	23

Article XI
Informal Funding	24

Article XII
Claims	25

Article XIII
General Provisions	26

Article I
Establishment and Purpose
The Company hereby amends and restates the Plan, effective March 1, 2017, in order to permit Participants to defer all or a portion of Performance Shares that are earned and vested under the LTIP, in addition to deferrals of Compensation that were previously permitted under the Plan. This amendment and restatement of the Plan applies to all amounts previously and hereafter deferred under the Plan. The Plan was last amended and restated effective January 1, 2009, in order to comply with the final regulations issued under Code §409A and provided that all amounts deferred under the Plan prior to January 1, 2005 shall be subject to Code §409A. The amendment and restatement of the Plan set forth herein also incorporates amendments to the Plan that were adopted after the Plan’s January 1, 2009 amendment and restatement, but prior to this March 1, 2017 amendment and restatement.

The purpose of the Plan is to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of his or her salary, bonus, other specified compensation and, effective March 1, 2017, Performance Shares. The Plan is not intended to meet the qualification requirements of Code §401(a), but is intended to meet the requirements of Code §409A, and shall be operated and interpreted consistent with that intent, including good faith compliance with such requirements for the period after 2004 and before 2009.

The Plan constitutes an unsecured promise by the Company (and, in the case of deferred Performance Shares, Denny’s Corporation) to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company and Denny’s Corporation. The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of ERISA §§201(2), 301(a)(3) and 401(a)(1). Any amount set aside to defray the liabilities assumed by the Company and Denny’s Corporation will remain the general assets of the Company and Denny’s Corporation subject to the claims of the Company’s and Denny’s Corporation’s general creditors until such amounts are distributed to the Participants.

All capitalized terms in this Article I shall have the meanings ascribed to such terms as set forth in Article II.

Article II
Definitions

2.1
Account or Accounts. Account means a bookkeeping account maintained by the Committee to record the payment obligation of the Company and, with respect to deferred Performance Shares, Denny’s Corporation, to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect, among other things, (i) amounts payable at different times and in different forms, (ii) the Compensation source from which the obligation derived, and (iii) Performance Shares that have been deferred and Dividend Equivalents that relate to deferred Performance Shares. Reference to an Account means all such Accounts established by the Committee, as the context requires.

Accounts are intended to constitute unfunded obligations within the meaning of ERISA §§201(2), 301(a)(3) and 401(a)(1).

2.2
Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date and, if applicable, the number of Performance Shares that have been credited to the Account of the Participant.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code §414(b) or (c).

2.4
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a beneficiary is entitled in accordance with terms of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (a) the Participant has failed to properly designate a Beneficiary, or (b) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan as Beneficiary or otherwise unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code §414(p)(1)(B).

2.5	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.6
Change in Control. A Change in Control shall occur as of the first day that any one or more the following conditions have been satisfied, except as provided below with respect to Performance Shares and Dividend Equivalents:

(a)
Any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Denny’s Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from Denny’s Corporation or its affiliates, other than in connection with the acquisition by Denny’s Corporation or its affiliates of a business) representing 30% or more of either the then outstanding Shares of Stock or the combined voting power of Denny’s Corporation’s then outstanding securities;

(b)
The following individuals cease for any reason to constitute at least two-thirds of the number of directors then serving on the Board of Directors of Denny’s Corporation: individuals who, on the effective date of the Denny’s Corporation 2008 Omnibus Incentive Plan, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Denny’s Corporation (as such terms are used in Rule 14A-11 of the Securities Exchange Act of 1934) whose appointment or election by the Board of Directors or nomination or election by the stockholders of Denny’s Corporation was approved by a vote of at least two-thirds of the directors of Denny’s Corporation then still in office who either were directors on such effective date, or whose appointment, election, or nomination for election was previously approved);

(c)
The consummation of a merger or consolidation of Denny’s Corporation with any other entity, other than (i) a merger or consolidation that would result in (A) the voting securities of Denny’s Corporation then outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Denny’s Corporation, greater than 65% of the combined voting power of the voting securities of Denny’s Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, and (B) individuals described in subsection (b) above constitute more than one-half of the members of the board of directors of the surviving entity or ultimate parent thereof; or (ii) a merger or consolidation effected to implement a recapitalization of Denny’s Corporation (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of Denny’s Corporation (not including in the securities beneficially owned by such person any securities acquired directly from Denny’s Corporation or its affiliate, other than in connection with the acquisition by Denny’s Corporation or its affiliates of a business) representing 30% or more of either the then outstanding share of Denny’s Corporation or the combined voting power of Denny’s Corporation’s then outstanding securities; or

(d)
The consummation of (i) a plan of complete liquidation or dissolution of Denny’s Corporation; or (ii) an agreement for the sale or disposition by Denny’s Corporation of all or substantially all of its assets, other than a sale or disposition by Denny’s Corporation of all or substantially all of its assets to an entity, greater than 65% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of Denny’s Corporation immediately prior to such sale or disposition.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred unless the circumstances giving rise to such Change in Control qualify as a “change in control event” under Code §409A and the regulations thereunder.

Furthermore, notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the voting securities of Denny’s Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of Denny’s Corporation immediately following such transaction or series of transactions.

Furthermore, notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of Denny’s Corporation’s subsidiaries to the stockholders of Denny’s Corporation, or by means of an initial public offering of such securities.

Furthermore, notwithstanding the foregoing, with respect to Performance Shares and corresponding Dividend Equivalents, a Change in Control shall mean as such term is defined in the Denny’s Corporation 2012 Omnibus Incentive Plan, except that a Change in Control shall not be deemed to have occurred unless the circumstances giving rise to such Change in Control qualify as a “change in control event” under Code §409A and the regulations thereunder.

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Code §409A. Code §409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10
Committee. Committee means a committee of at least three members appointed by the Compensation Committee of the Board of Directors of Denny’s Corporation to administer the Plan. Such individuals shall serve until Separation from Service or, if earlier, replacement by the Compensation Committee of the Board of Directors of Denny’s Corporation.

2.11	Company. Company means Denny’s, Inc.

2.12
Company Contribution. Company Contribution means a credit by the Company to a Participant’s Account in accordance with the provisions of Article V. Company Contributions are credited at the sole discretion of the Company, and the fact that a Company Contribution is credited in one year shall not obligate the Company to continue to make Company Contributions in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable thereto.

2.13
Compensation. Compensation means a Participant’s base salary, bonus, and such other cash compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any amounts previously deferred under this Plan or any other arrangement subject to Code §409A.

2.14	Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary upon the Participant’s death as provided in Section 6.1.

2.15
Deferral or Deferrals. Deferral means a credit to a Participant’s Account that records that portion of the Participant’s Compensation and earned and vested Performance Shares that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals of Compensation includes Earnings attributable to such Deferrals and a reference to Deferrals of Performance Shares includes Dividend Equivalents and Earnings on such Dividend Equivalents attributable to such Deferrals.

A Deferral of Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings but shall be reduced by the Committee as necessary so that it does not exceed 100% of the Participant’s cash Compensation remaining after deduction of all required employment taxes required by law, but only to the extent permissible under Code §409A. A Deferral of Performance Shares shall be calculated with respect to the total number of earned and vested Performance Shares pursuant to the Performance Award to which the Performance Shares were granted.

2.16
Deferral Agreement. Deferral Agreement means an agreement between a Participant and the Company that specifies (i) (A) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (B) the number of Performance Shares that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and Performance Shares and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee, a Participant may defer up to 50% of base salary and, effective January 1, 2018, up to 75% of annual bonus for a Plan Year and, effective March 1, 2017, up to 100% of Performance Shares. A Deferral Agreement also may specify the investment allocation described in Section 8.4 with respect to Compensation and Dividend Equivalents.

2.17	Disability Benefit. Disability Benefit means the benefit payable to a Participant who is determined to be Disabled.

2.18	Disabled. Disabled means that a Participant is determined to be totally disabled by the Social Security Administration.

2.19	Dividend Equivalent. Dividend Equivalent means a credit to the Account of a Participant that is equal in value to any dividend declared on the Shares, as more fully described in Article VIII.

2.20	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.21
Effective Date. Effective Date of this amended and restated Plan means March 1, 2017. The original effective date of the Plan was June 1, 2002 and the last amendment and restatement of the Plan was January 1, 2009.

2.22
Eligible Employee. Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees of the Company within the meaning of ERISA §§201(2), 301(a)(3) and 401(a)(1), as determined by the Committee from time to time in its sole discretion.

2.23	Employee. Employee means a common law employee of the Company.

2.24
Equity Plan. Equity Plan means the Denny’s Corporation 2012 Omnibus Incentive Plan or such other equity compensation plan adopted by Denny’s Corporation, as determined by the Board of Directors of Denny’s Corporation, pursuant to which Performance Shares are granted.

2.25	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.26    Fair Market Value. Fair Market Value means as such term is defined in the Equity Plan.

2.27
LTIP. LTIP means the Denny’s Long-Term Incentive Program, pursuant to which eligible participants may earn Performance Shares under the Equity Plan if certain pre-determined performance goals are achieved.

2.28
Participant. Participant means an Eligible Employee who has been notified by the Committee of his or her eligibility to defer Compensation and/or Performance Shares under the Plan under Section 3.1 and any other individual with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2.

2.29	Payment Schedule. Payment Schedule means the date as of which payment of an Account will commence and the form in which payment of such Account will be made.

2.30	Performance Award. Performance Award means the award agreement setting forth the terms and conditions, including performance goals, of a grant of Performance Shares to a Participant under the LTIP.

2.31
Performance Shares. Performance Shares are phantom rights granted under the LTIP that entitle the Participant to earn Shares, which number of Shares to which the Participant is entitled to earn is contingent on the level of achievement of the performance goals and the other terms and conditions set forth in the Performance Award. Deferred Performance Shares convert to Shares on a one-for-one basis; provided that for purposes of this Plan, only Performance Shares that constitute “qualified performance-based compensation” under Treas. Reg. §1.409A-1(e) may be subject to a Deferral Agreement.

2.32
Plan. Generally, the term Plan means the Denny’s, Inc. Deferred Compensation Plan, as documented herein and as may be amended from time to time. However, to the extent permitted or required under Code §409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. §1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.33	Plan Year. Plan Year means January 1 through December 31.

2.34	Separation from Service. An Employee incurs a Separation from Service upon termination of employment with the Company, as determined by the Committee in accordance with Code §409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Company and the Employee reasonably anticipate that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract. Notwithstanding the preceding, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his position of employment or a similar position shall incur a Separation from Service on the first date immediately following the 29-month anniversary of the commencement of the leave.

For purposes of determining whether a Separation from Service has occurred, the Company means the Company as defined in Section 2.11, except that for purposes of determining whether another organization is an Affiliate, common ownership of at least 50% shall be determinative.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code §409A.

2.35
Shares. Shares means shares of Denny’s Corporation’s Stock issued under, and subject to terms and conditions of, the Performance Award and the Equity Plan. If there has been an adjustment or substitution pursuant to the terms of the Equity Plan, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to the terms of the Equity Plan.

2.36
Specified Date Account. A Specified Date Account means an Account established by the Committee to record the amount payable at a future date as specified in a Participant’s Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than three Specified Date Accounts at any one time. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name without affecting the meaning of this Section. No Performance Shares may be credited to a Specified Date Account.

2.37	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

2.38
Specified Employee. Specified Employee means an Employee who, as of the date of his Separation from Service, is a key employee of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An Employee is a key employee if he or she meets the requirements of Code §416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code §416(i)(5)) at any time during the 12-month period ending on the Specified Employee

Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the Employee’s compensation shall be determined in accordance with the definition of compensation provided under Treas. Reg. §1.415(c)-2(d)(3) (wages within the meaning of Code §3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under §125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, that, with respect to a nonresident alien who is not a Participant, compensation shall not include compensation that is not includible in the Employee’s gross income under Code §§872, 893, 894, 911, 931 and 933 if such compensation is not effectively connected with the conduct of a trade or business within the United States. Notwithstanding anything in this paragraph to the contrary, (a) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. §1.409A-1(i)(2), and (b) the Company may, through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. §1.409A-1(i)(6), the identification of Specified Employees shall be made in accordance with the default rules described therein, unless the Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.39	Specified Employee Effective Date. Specified Employee Effective Date means April 1.

2.40	Specified Employee Identification Date. Specified Employee Identification Date means December 31.

2.41	Stock. Stock means the $0.01 par value common stock of Denny’s Corporation and such other securities of Denny’s Corporation as may be substituted for Stock pursuant to the terms of the Equity Plan.

2.42
Termination Account. Termination Account means any Account established by the Committee to record the amounts payable to a Participant upon Separation from Service. A Participant may maintain up to two (2) Termination Accounts with respect to Deferrals of Compensation. The first Termination Account that is established under the Plan, either as a result of a specific allocation of Deferral amounts by the Participant or a Company Contribution to a Termination Account or arising by default because of applicable Code Section 409A requirements, shall be established as the “Primary Termination Account.” The subsequent Termination Account shall be established as the “Secondary Termination Account.” Any Deferral amount not specifically allocated to either a Specified Date Account or a Secondary Termination Account will be allocated to the Primary Termination Account. A Participant shall also have one Termination Account with respect to Deferrals of Performance Shares which shall be established as the “Performance Share Termination Account”; provided, however, that a Participant shall have separate sub-accounts under such Performance Share Termination Account with respect to each Performance Award to which such Performance Share relates and Dividend Equivalents and Earnings that correspond to the deferred Performance Shares. Reference to a “Termination Account” in the Plan shall include the Primary Termination Account, the Secondary Termination Account and/or the Performance Share Termination Account where the context is applicable.

2.43	Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service.

2.44
Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (as defined in Code §152, without regard to §§152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee based on the relevant facts and circumstances of each case.

2.45	Valuation Date. Valuation Date shall mean each Business Day.

Article III
Eligibility and Participation

3.1
Eligibility and Participation. An Eligible Employee shall become a Participant on the earlier to occur of (i) a credit of Company Contributions under Article V, or (ii) notification by the Committee of eligibility to participate.

3.2
Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant shall be eligible to defer Performance Shares, subject to the terms of the Plan, for as long as such Participant is designated as being eligible to defer Performance Shares by the Committee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan with respect to any future Plan Years but otherwise may exercise all of the rights of a Participant under the Plan with respect to his or her Account related to the Plan Years in which such Participant was an Eligible Employee. On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant when all benefits under the Plan to which he or she is entitled have been paid.

Article IV
Deferrals
4.1    Deferral Elections, Generally.

(a)
A Participant may elect to defer Compensation and/or Performance Shares by submitting a Deferral Agreement during the enrollment period established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Deferral Agreement that is not timely filed shall be considered void and shall have no effect with respect to such service period, Compensation and Performance Shares. The Committee may modify any Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)
The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Primary Termination Account, Secondary Termination Account (effective January 1, 2016), or a Specified Date Account; provided, that if the Participant elects to defer Performance Shares, the Participant’s Performance Shares that are deferred will only be credited to the Participant’s Performance Share Termination Account. If no designation is made, Deferrals of Compensation shall be allocated to the Primary Termination Account. A Participant may also specify in his or her Deferral Agreement the Payment Schedule applicable to his or her Plan Account. If a Payment Schedule is not specified in a Deferral Agreement, the Payment Schedule shall be a single lump sum distributed upon a Separation from Service (in accordance with the timing of a Termination Benefit). For the avoidance of doubt, a Participant can only allocate Deferrals of Compensation to a Secondary Termination Account if such Deferrals are attributable to periods beginning on or after January 1, 2016.

4.2    Timing Requirements for Deferral Agreements.

(a)
First Year of Eligibility. In the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she has up to 30 days following initial eligibility to submit a Deferral Agreement with respect to Compensation earned following the date such Deferral Agreement becomes irrevocable. The Deferral Agreement described in this paragraph shall become irrevocable at the end of such 30-day period. Whether an Eligible Employee may file an initial Deferral Agreement under this paragraph shall be determined in accordance with the requirements of Code §409A, including Treas. Reg. §1.409A-2(a)(7).

(b)
Prior Year Election. Except as otherwise provided in this Section 4.2, a Participant may defer Compensation by filing a Deferral Agreement no later than December 31 of the Plan Year prior to the Plan Year in which the Compensation to be deferred is earned. A Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of such December 31.

(c)
Annual Elections. A Participant will be required to execute a Compensation Deferral Agreement for each Plan Year or performance period in which he or she elects to defer Compensation or will receive Company Contributions into the Plan and a Compensation Deferral Agreement will only be effective for the Plan Year or performance period to which it relates, unless the Committee, in its discretion, provides in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent Plan Year or performance period. Any Compensation Deferral Agreement will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under Section 4.2(b) in order to recommence Deferrals under the Plan.

(d)
Performance Shares. A Participant may defer Performance Shares by filing a Deferral Agreement no later than the date determined by the Committee with respect to such Performance Shares in accordance with Treas. Reg. §1.409A-2(a)(8); provided, that such date may not be later than the date that is six months before the end of the performance period to which the Performance Shares may be earned and the election cannot be made after the time that the number of earned Performance Shares has been readily ascertainable. A Deferral Agreement described in this paragraph shall become irrevocable with respect to such Performance Shares on the date determined by the Committee; provided, that such date may not be later than the date that is six months before the end of the performance period to which the Performance Shares may be earned and such date cannot be after the time that the number of earned Performance Shares has been readily ascertainable.

4.3
Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to not more than three Specified Date Accounts, the Primary Termination Account and/or the Secondary Termination Account. Deferrals of Performance Shares shall be allocated to the Performance Share Termination Account. The minimum deferral period for a Specified Date Account shall be at least one year from the end of the Plan Year following the effective date of the Compensation Deferral Agreement in which the Specified Date Account is elected. For the avoidance of doubt, a Participant can only allocate Deferrals of Compensation to a Secondary Termination Account if such Deferrals are attributable to periods beginning on or after January 1, 2016.

4.4
Deductions from Pay. Subject to Code §409A, the Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Deferral Agreement will be deducted from a Participant’s Compensation.

4.5
Vesting. Participant Deferrals of Compensation shall be 100% vested at all times and Participant Deferrals of earned and vested Performance Shares shall be 100% vested after such earned and vested Performance Shares are credited to the Participant’s Account under the Plan.

4.6
Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals (a) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (b) through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls, if the Participant receives a hardship distribution under the Denny’s 401(k) Plan.

Article V
Company Contributions

5.1
Discretionary Company Contributions. The Company may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Company. Such contributions will be credited to a Participant’s Primary Termination Account.

5.2
Company Matching Contributions. The Company shall match a Participant’s Deferrals each time a Deferral is deducted from Compensation by crediting the Participant's Account on the same day as the Deferral is credited with an amount equal to 100% of the amount deferred up to 3% of the gross Compensation paid. For example, as of the applicable payroll cycle date, the maximum Company Matching Contribution will be 3% of the gross salary paid for that pay period. The maximum Company Matching Contribution for bonus Deferrals will be 3% of the gross bonus amount. Such Company Matching Contributions will be allocated to the cash Termination Account or Specified Date Accounts in the same proportion as the Participant Deferrals to which they relate. No Matching Contributions will be made with respect to deferrals of Performance Shares. Notwithstanding the foregoing, no Company Matching Contributions shall be made with respect to Deferrals attributable to Plan Years beginning on or after January 1, 2016 under the Plan. Deferrals attributable to periods prior to January 1, 2016 shall remain eligible for Company Matching Contributions, including Deferrals attributable to 2015 Field Operation bonus amounts for the fourth quarter, 2015 Field Operations “over performance” bonus amounts, and 2015 Corporate Incentive Plan (CIP) annual bonus amounts, even if such amounts otherwise would be paid on or after January 1, 2016.

5.3
Vesting. Company Contributions described in Section 5.2, and the Earnings thereon, are 100% vested at all times. Company Contributions described in Section 5.1, and the Earnings thereon, shall vest in accordance with the vesting schedule established by the Committee when the Company Contributions are made. If no such schedule exists, the Company Contributions in Section 5.1 shall be 100% vested at all times. Notwithstanding the foregoing provisions of this Section 5.3, all Company Contributions shall become 100% vested upon the occurrence of the earliest of: (a) the death of a Participant; (b) the date a Participant becomes Disabled, or (c) a Change in Control. The Company may, at any time in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Account that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be forfeited.

Article VI
Benefits

6.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)
Termination Benefit. Except as provided below with respect to Performance Shares that have not become earned and vested as of the date of the Participant’s Separation from Service, upon a Participant’s Separation from Service, he or she shall be entitled to a Termination Benefit equal to the vested portion of the Termination Account(s) and the vested portion of any unpaid balance in any Specified Date Account that has not begun to be paid. The Termination Benefit shall be based on the Account Balance as of the end of the month in which Separation from Service occurs. Payment of the Termination Benefit will be made or begin the first day of the month following the month in which Separation from Service occurs; provided, that payment to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service will be made or begin on the first day of the seventh month following the month in which such Separation from Service occurs. With respect to any Deferred Performance Shares which have not become earned and vested as of the date of the Participant’s Separation Service in accordance with the terms of the Participant’s Performance Award, such Deferred Performance Shares shall (i) be payable to the Participant on a fixed payment date, which fixed payment date shall be deemed to be the February of the Plan Year that immediately follows the Plan Year in which the last day of the performance period for such Performance Shares occurs, (ii) the number of Performance Shares that shall be payable shall be based on the number of Deferred Performance Shares that become earned and vested under the Performance Award, and (iii) payment of such Performance Shares will be made or begin the March 1 of the Plan Year that immediately follows the Plan Year in which the last day of the performance period for such Performance Shares occurs.

(b)
Specified Date Benefit. If a Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account equal to the vested portion of the Specified Date Account, based on the Account Balance as of the end of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin on the first day of the month following the designated month.

(c)
Disability Benefit. Upon a determination by the Committee that a Participant is Disabled, he or she shall be entitled to a Disability Benefit equal to the vested portion of the Termination Account(s) and the vested portion of any Specified Date Account that is not yet in pay status. The Disability Benefit shall be based on the Account Balances as of the last day of the month in which Disability occurs and will be paid the first day of the following month. No Disability Benefit shall apply to Performance Shares.

(d)	Death Benefit. If a Participant dies, his or her Beneficiary shall be entitled to a Death Benefit equal to the vested portion of the Termination Account(s) and the vested portion of any unpaid balance in any Specified Date Account. The Death Benefit shall be based on the value of the Account as of the last day of the month in which death occurred, and payment shall be made or begin on the first day of the following month.

(e)
Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts hold deferrals of Compensation. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but in any case, a distribution on account of an Unforeseeable Emergency shall not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets to the extent that the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional Compensation that is available to the Participant as the result of cancellation of Deferrals, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of emergency payment shall be subtracted first from the vested portion of the Primary Termination Account until depleted and then the Secondary Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. An emergency payment shall be paid in a single lump sum on the first day of the month following the date the payment is approved by the Committee.

6.2	Form of Payment.

(a)
Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit in a single lump sum payable on the first day of the month following the date of his or her Separation from Service, unless the Participant elects on his or her initial Deferral Agreement to have such benefit paid in one of the following alternative forms of payment: (i) annual installments, determined and paid as provided in Section 6.2(g), over a period of two to ten years; or (ii) a lump sum payment of a percentage of the Termination Benefit, with the balance paid in annual installments over a period of two to ten years; provided that a Participant may elect a different form with respect to each deferral of Performance Shares to which a Performance Award relates and provided further that payment to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service will be made or begin on the first day of the seventh month following the month in which such Separation from Service occurs. With respect to any Deferred Performance Shares which have not become earned and vested as of the date of the Participant’s Separation Service in accordance with the terms of the Participant’s Performance Award, such Deferred Performance Shares that subsequently become earned and vested shall be paid in the form selected by the Participant in his or her Deferral Agreement with respect to such Performance Shares, commencing on the March 1 of the Plan Year that immediately follows the Plan Year in which the last day of the performance period for such Performance Shares occurs. Notwithstanding the foregoing, a Participant may elect to choose different forms of distribution as described in the foregoing (i) and (ii) for his or her Primary Termination Account and Secondary Termination Account, provided the Participant makes a timely election pursuant to this Section 6.2(a).

(b)
Specified Date Benefit. A Specified Date Benefit shall be paid in a single lump sum payable on the first day of the month following the applicable specified date, unless the Participant elects on the Deferral Agreement with which the Account was established to have the Specified Date Account paid in annual installments, determined and paid as provided in Section 6.2(g), over a period of two to five years.

Notwithstanding any election of a form of payment by the Participant, upon a Participant’s Separation from Service, death or becoming Disabled, the unpaid balance of a Specified Date Account with respect to which payments have not begun shall be paid in accordance with the form of payment applicable to the Primary Termination Account (provided if such Account has not been established, then a single lump sum). If such benefit is payable in a single lump sum, the unpaid balance of all Specified Date Accounts (including those in pay status) will be paid in a lump sum.

(c)
Disability Benefit. A Participant who is entitled to receive a Disability Benefit shall receive payment of such benefit in accordance with the Payment Schedule applicable to the Primary Termination Account.

(d)
Death Benefit. A Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in accordance with the Payment Schedule applicable to the Primary Termination Account. If the Participant was receiving the Primary Termination Account in the form of installment payments at the time of his or her death, such Participant’s Beneficiary will continue to receive the remaining installments according to the Participant’s Primary Termination Account benefit election.

(e)
Change in Control. Upon a Change in Control, each Participant shall receive a single lump sum payment equal to the unpaid balance of all of his or her Accounts. In addition, a former Participant or Beneficiary who is receiving installment payments when a Change in Control occurs will receive the balance of his or her Account in a single lump sum. In either case, such payment shall be made on the first day of the month following such Change in Control, except that in the case of Performance Shares, subject payment shall be made within thirty (30) days following the Change in Control.

(f)
Small Account Balances. Notwithstanding the foregoing provisions of this Section 6.2, the Committee shall pay the value of a Participant’s Accounts in a single lump sum if the Account Balances are not greater than the applicable dollar amount under Code §402(g)(1)(B); provided, that the payment represents the complete liquidation of the Participant’s interest in the Plan.

(g)
Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the date on which a lump sum would be paid and continuing on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (i) the Account Balance as of the applicable Valuation Date by (ii) the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

6.3	Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may accelerate the time or form of payment of a Participant’s Account under the following circumstances:

(a)
Domestic Relations Order. The Committee may direct payment of part or all of a Participant’s Account in an immediate lump sum to an alternate payee as necessary to fulfill the requirements of a domestic relations order, as defined under Code §414(p)(1)(B).

(b)
Payment upon Income Inclusion under Code §409A. The Committee may direct payment of the amount of a Participant’s Account required to be included in income as a result of a failure to comply with the requirements of Code §409A and the regulations thereunder.

The Committee, in its sole and absolute discretion, may delay the time of payment of a Participant’s Account under the following circumstances:

(c)
Payments Subject to Code §162(m). The Committee may delay payment of a Participant’s Account to the extent that the Committee reasonably anticipates that, if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted as a result of the application of Code §162(m); provided, that such payment is made either (i) during the Participant’s first taxable year in which the Committee reasonably anticipates that deduction by the Company of such payment will not be barred by application of Code §162(m), or (ii) during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the taxable year in which such Separation from Service occurs or the fifteenth day of the third month following the Participant’s Separation from Service. Such payment shall be made in accordance with the requirements of Treas. Reg. §1.409A-2(b)(7)(i).

(d)
Payments that would Violate Federal Securities Laws. The Committee may delay payment where it reasonably anticipates that making such payment would violate federal securities law or other applicable law (excluding a payment that would cause inclusion in gross income or application of a penalty provision or other provision of the Code); provided, that such payment is made at the earliest date at which the Committee reasonably anticipates that making the payment would not cause such a violation.

(e)
USERRA Rights. The Committee may permit a Participant’s election to change the time or form of payment of an Account to the extent necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

Article VII
Modifications to Payment Schedules

7.1
Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan; provided, that such modification complies with the requirements of this Article VII; provided, however, in no event may a Participant modify the Payment Schedule of Performance Shares.

7.2
Time of Election. In order to be effective, a modification election must be submitted to the Committee at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3
Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit or a Disability Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code §409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

7.5
Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies and shall not be construed to affect the Payment Schedule of any other Account.

7.6	Transition Rule Elections. Notwithstanding the foregoing provisions of this Article VII, a Participant may modify his or her Payment Schedule as follows:

(a)	Before 2008 Plan Year. An active Participant may modify his or her Payment Schedule by not later than December 31, 2007 without regard to the limitations of Sections 7.2, 7.3 and 7.4.

(b)
Before 2009 Plan Year. A Participant may modify his or her Payment Schedule by not later than December 31, 2008 without regard to the limitations of Sections 7.2, 7.3, and 7.4; provided, that a Participant’s election of a Payment Schedule with respect to a Specified Date Benefit may not provide for a distribution date earlier than July 1, 2009.

Article VIII
Valuation of Account Balances; Investments

8.1
Valuation of Compensation Deferrals, Company Contributions and Dividend Equivalents. Deferrals of Compensation shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Deferral Agreement. Company Contributions shall be credited to the Termination Account at the times determined by the Committee. Dividend Equivalents on Performance Shares shall be credited to the Termination Account that corresponds to the Performance Shares to which the Dividend Equivalents relate at the time dividends are paid on the Shares. Valuation of Accounts shall be performed under procedures approved by the Committee.

(a)
Earnings Credit. Each Account (other than the Termination Account credited with Performance Shares, but including the portion of the Termination Account credited with Dividend Equivalents attributable to such Performance Shares) will be credited with Earnings on each Valuation Date, based on a Participant’s investment allocation among a menu of investment options selected in advance by the Committee in accordance with the provisions of this Article VIII (“investment allocation”).

(b)
Investment Options. Investment options will be determined by the Committee in its sole discretion. The Committee may add or remove investment options from the Plan menu from time to time, in its sole discretion; provided, that any such addition or removal of investment options shall not be effective with respect to any period prior to the effective date of such change.

(c)
Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation in increments of 1% for each of his Accounts in accordance with procedures established by the Committee. A Participant’s investment allocation will become effective on the same Valuation     Date on which made or, in the case of an investment allocation received after a time specified by the Committee, the next Valuation Date.

A Participant may change his or her investment allocation on any Valuation Date, with respect to both future credits to the Plan and existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Valuation Date on which made or, in the case of investment allocations received after a time specified by the Committee, the next Valuation Date, and shall be applied prospectively.

(d)
Unallocated Deferrals and Accounts. If a Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option the primary objective of which is the preservation of capital, as determined by the Committee.

8.2
Valuation of Performance Shares. Deferrals of earned and vested Performance Shares shall be credited to the Participant’s Performance Share Termination Account at the same time such Performance Shares would have been paid to the Participant under the Performance Award absent the Deferral Agreement. Each Performance Share shall have a value equal to the Fair Market Value of a Share. A Participant may not allocate Performance Shares to any investment option described in Section 8.1.

The Participant’s Account shall be credited with Dividend Equivalents whenever a cash dividend or distribution is paid on Shares. Such Dividend Equivalents will be credited to a Dividend Equivalent Account in cash in an amount determined by multiplying the amount payable per Share by the number of Performance Shares credited to the Participant’s Performance Share Account. Such Dividend Equivalents shall be valued in accordance with the provisions of Section 8.1. Dividend Equivalents, and corresponding Earnings, that are credited to the Participant’s Dividend Equivalent Account shall be paid at the same time and in the same form as the Performance Shares to which Dividend Equivalents relate.

The portion of an Account that is deemed invested in Shares will be paid under Article VI in the form of whole Shares. All Shares that are issued under the Plan shall be issued under the Equity Plan pursuant to which the Performance Shares were granted and shall be subject to the terms and conditions of the Equity Plan and Performance Award to which they relate. Fractional Performance Shares shall be paid in cash or applied to satisfy tax withholding obligations, in the discretion of the Committee.

Article IX
Administration

9.1
Plan Administration. The Plan shall be administered by the Committee, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and to utilize its discretion to decide or resolve any and all questions, including, but not limited to, eligibility for benefits and interpretations of the Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII. The Company shall pay all reasonable expenses and fees of the Committee and supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee reasonably may require.

9.2	Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amount credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholding with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.3
Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent and organization to whom or to which duties, responsibilities, and authority under the Plan or otherwise are delegated with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon them (including, but not limited to, reasonable attorneys’ fees) that arise as a result of their actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization whose actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.4
Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

9.5
Binding Decisions or Actions. The decisions or actions of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

Article X
Amendment and Termination

10.1	Amendment and Termination. The Committee may at any time and from time to time amend or terminate the Plan as provided in this Article X.

10.2
Amendment. The Committee may amend the Plan at any time and for any reason; provided, that any such amendment shall not reduce the vested Account Balance of any Participant accrued as of the date of such amendment (as if the Participant had incurred a voluntary Separation from Service on such date).

10.3
Termination. The Committee may terminate the Plan in whole or in part at any time. Distribution of Participants’ Accounts upon Plan termination shall be made only under one of the following two circumstances:

(a)
If the Plan is terminated within 12 months of the Company’s dissolution taxed under Code §331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A) and distributions to Participants are made and included in their gross income by the later of (i) the calendar year in which the Plan termination occurs, or (ii) the first calendar year in which the payment is administratively feasible; or

(b)	If the Plan is terminated for any other reason, and the following requirements are satisfied:

(i)	Termination and distribution do not occur proximate to a downturn in the Company’s financial health;

(ii)
The Company terminates all other agreements, methods, programs and other arrangements of the same type as the Plan, as determined under Treas. Reg. §1.409A-1(c), in which any Participant has deferred compensation;

(iii)
Distributions to Participants are made no earlier than 12 months after the date on which the Committee takes all necessary action irrevocably to terminate the Plan and distribute all Accounts, other than distributions that would be payable under the terms of the Plan had the action to terminate the Plan and distribute all Accounts not occurred;

(iv)	Distributions to Participants are made no later than 24 months after the date on which the Committee takes all necessary action irrevocably to terminate the Plan and distribute all Accounts; and

(v)
The Company does not adopt a new plan that would be aggregated with the Plan under Treas. Reg. §1.409A-1(c) at any time within three years after the date on which the Committee takes all necessary action irrevocably to terminate the Plan and distribute all Accounts.

Article XI
Informal Funding

11.1
General Assets. Obligations established under the terms of the Plan shall be satisfied from the general funds of the Company (except that, in the case of the Deferral of Performance Shares, Denny’s Corporation shall satisfy such obligations through the issuance of Shares under the Equity Plan) or from a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company, Denny’s Corporation and any Employee, spouse, or Beneficiary, and any right to receive payments hereunder shall be no greater than the right of an unsecured general creditor of the Company and Denny’s Corporation.

11.2
Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be made from the general assets of the Company (and, in the case of Performance Shares, Denny’s Corporation) or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

Article XII
Claims

12.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee, which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Claimant. All interpretations, determinations, and decision of the Committee with respect to any claim shall be made in its sole discretion and shall be final and conclusive.

(a)
In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of a Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the following in plain language:

(i)	The specific reason or reasons for denial;

(ii)	The specific Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary to perfect the claim and why such material or information is necessary; and

(iv)
a description of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA §502(a) of following an adverse decision on review.

12.2
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of a denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered relevant if the information (i) was relied on in making a benefit determination, (ii) was submitted, considered or generated in the course of making a benefit decision, regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to a claim appeal.

(a)
In General. Appeal of a denied benefit claim must be filed in writing with the Committee no later than 60 days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring an extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the following in plain language:

(i)	The specific reason or reasons for the denial;

(ii)	Specific Plan provisions on which the denial is based;

(iii)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim; and

(iv)	A statement of the Claimant’s right to bring an action under ERISA §502(a).

12.3
Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

Article XIII
General Provisions

13.1
Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

13.2
Accounts Taxable under Code §409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code §409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code §409A.

13.3
No Legal or Equitable Right or Interest. No Participant or other person shall have any legal or equitable right or interest in the Plan that is not expressly granted in the Plan. Participation in the Plan does not give any person any right to be retained in the service of the Company. The right and power of the Company to dismiss or discharge an Employee is expressly reserved. The Company makes no representation or warranty as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.4	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company.

13.5
Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through electronic means established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Denny’s, Inc.
Attn: Director of Human Resources
203 E Main St
Spartanburg, SC 29319-0003

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and delivered by hand, electronically, or by U.S. mail to the last known address of the Participant.

13.6	Headings. The headings of sections are included solely for convenience of reference, and the text shall control in case of any conflict between such headings and the text of the Plan.

13.7
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Committee may elect in its sole discretion to construe such invalid or unenforceable provision in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.8
Lost Participants or Beneficiaries. Each Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address and any other information necessary to calculate and pay benefits under the Plan. The Committee has no obligation to search for the whereabouts of any Participant or Beneficiary, but the Committee may make such efforts as in its discretion it deems reasonable and appropriate to locate a Participant or Beneficiary. If benefit payments are returned to the Plan or are not presented for payment after 60 days, the Committee shall presume that the participant or Beneficiary is missing and shall stop payment on any uncashed check; provided, that the Committee shall treat any such payment and any further payments due to such Participant or Beneficiary as taxable to such Participant or Beneficiary according to the applicable payment schedule and consistent with the requirements of Code §409A.

13.9
Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (a) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (b) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.10	Governing Law. To the extent not preempted by federal law, the laws of the State of South Carolina shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 1st day of March, 2017, to be effective as of the Effective Date.

DENNY’S, INC.

By:     Ross B. Nell                     (Print Name)

Its:     Vice President, Tax and Treasurer         (Title)

/s/ Ross B. Nell                 (Signature)